Kerry Propper China Media Investment Co., Inc.
[address]

________________, 2006

Merriman Curhan Ford & Co.
[Address]

Re: Shine Media Acquisition Corp.

Ladies and Gentlemen:

This letter will confirm the agreement of Kerry Propper China Media Investment Co., Inc. (collectively, the “Stockholder”), on the one hand, and Merriman Curhan Ford & Co. (the “Representative”), on the other hand, with respect to the purchase of certain warrants to purchase common stock (the “Warrants”) of Shine Media Acquisition Corp. (the “Company”) included in the units (“Units”) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein. Each Unit is comprised of one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and one Warrant to purchase one share of Common Stock. The Common Stock and Warrants will not be separately tradable until the earlier to occur of (i) the expiration of the underwriters’ over-allotment option; or (ii) 20 trading days after the exercise in full by the underwriters of such option.

1. On the date hereof, the Stockholder and the Representative, or their respective affiliates and designees, if applicable, will enter into an agreement or plan (a “10b5-1 Plan”) in accordance with the terms of this letter and in accordance with the guidelines specified in Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with an independent broker-dealer registered under Section 15 of the Exchange Act which is neither affiliated with the Company nor the Representative and is not part of the underwriting or selling group, selected by the Representative and who will be reasonably acceptable to the Stockholder and the Representative (the “Broker”) and which shall agree to effect all purchases pursuant to the 10b5-1 Plans.

2. The 10b5-1 Plans entered into pursuant hereto shall, among other things:

(a) constitute an irrevocable order to place bids for and, if such bids are accepted, to purchase 500,000 Warrants (subject to the requirements of section 2(c)) by the Stockholder, its affiliates and designees;

(b) constitute an irrevocable order to place bids for and, if such bids are accepted, to purchase 500,000 Warrants (subject to the requirements of section 2(c)) by the Representative, its affiliates and designees;

(c) provide that all bids will be placed and purchases of Warrants will be made only in the public market, at market prices not to exceed $0.40 per Warrant, and shall occur within 45 days after the later of (i) the date separate trading of the Warrants has commenced and (ii) the date that is 60 calendar days after the end of the IPO “restricted period” as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act (as reasonably determined by counsel to the Representative); and

(d) contain a representation and warranty by each party that such party is not aware of any material nonpublic information concerning the Company or any securities of the Company and is entering into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 promulgated under the Exchange Act.

3. Neither the Stockholder nor the Representative, nor their respective affiliates and designees, nor anyone acting on their behalf, will attempt to exercise any influence over how, when or whether to effect purchases of Warrants by the Broker or any person.

4. Each of the parties hereto agrees that the Warrants acquired pursuant to this agreement and the Rule 10b5-1 Plans shall not be sold or transferred until the earlier of the consummation by the Company of a stock exchange, asset acquisition or other similar business combination. By signing below, the Company has agreed to allow the cashless exercise of the Warrants purchased pursuant to this agreement in the event that the Company calls such warrants for redemption.

5. Each of the parties hereto hereby covenants and agrees that such party and its respective affiliates and designees shall comply with, and shall take all actions reasonably necessary to cause compliance by the Broker with the following conditions:

(a) The Company and the Representative shall provide to the Division of Market Regulation of the Securities and Exchange Commission (the “Division”) promptly upon request, a daily time-sequenced schedule of all Warrant purchases made pursuant to the 10b5-1 Plans, on a transaction-by-transaction basis, including: (i) size, broker, time of execution, price of purchase; and (ii) the exchange, quotation system, or other facility through which the Warrant purchase occurred;

(b) Upon the request of the Division, the Company and the Representative shall transmit the information as specified in paragraph 5(a) to the Division at its headquarters in Washington, D.C. within 30 days of its request; and

(c) Representatives of the Company, the Stockholder, the Representative and the respective designees of the Stockholder and the Representative shall be made available (in person at the offices of the Division in Washington, D.C. or by telephone) to respond to inquiries by the Division regarding their purchase(s).

6. This agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto and shall be binding upon each of the parties hereto and their respective heirs, successors and assigns.

Very truly yours,

KERRY PROPPER CHINA MEDIA INVESTMENT CO., INC.

Kerry Propper
President and Secretary

AGREED:

MERRIMAN CURHAN FORD & CO.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

SHINE MEDIA ACQUISITION CORP.

By:
Name:
Title: